Exhibit 10.1

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Effective June 17, 2013 (the “Effective Date”)

The Compensation Committee of the Board of Directors of Atlas Financial Holdings, Inc. (the "Committee") has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors as well as granting incentive compensation awards to certain executive employees. The Board believes that total compensation for directors should be competitive with that paid to directors in the financial services industry. With respect to non-employee directors, a combination of equity and cash is provided to reflect a focus on both (i) long-term performance and shareholder value and (ii) compensation for the Board's continuing oversight and corporate governance role. With respect to employee directors, equity awards encourage growth and financial success of the Company through the investment of future services.

Annual Retainer

Each non-employee, independent director receives an annual cash retainer of $55,000. The Chairman of the Board receives an additional $20,000 retainer.

Committee Chair and Committee Membership Retainer

In addition to the annual retainers, the chair of the Audit Committee (a non-employee, independent director) receives an additional $10,000 retainer for his service as a committee chair.

Upon election to the Board, the retainers are paid quarterly in cash. If a non-employee, independent director is appointed to the Board at any other time than the annual meeting of the stockholders (the "Annual Meeting"), a prorated retainer is paid on the first day of the quarter following the date of appointment.

Other Expenses

The Company reimburses non-employee, independent directors for reasonable and necessary actual travel and out-of-pockets expenses incurred in connection with attendance at Board and committee meetings, as well as other reasonable out-of-pocket expenses incurred in connection with Company business or board activities pursuant to the Company's approved D&O Expense Reimbursement Policy.

Equity Awards

The Board believes that all (non-employee and employee) directors should have a meaningful ownership interest in the company to align their interests with those of our stockholders. Therefore, equity awards shall be made as part of a “matching program.” Equity grants for the directors are intended to compensate them for their role in corporate governance and strategic oversight and are made in the form of restricted stock (or restricted stock units for Canadian taxpayers) “matching” grants from the Atlas Financial Holdings, Inc. 2013 Equity Incentive Plan (the "Plan"). The reasons the Company grants restricted stock are as follows:

•	Restricted stock causes the value of directors' share ownership to rise and fall with that of other stockholders, serving the objective of alignment with shareholder interests.

•	Restricted stock is a prevalent form of director compensation among peer companies.

Restricted stock units (RSUs) are notional securities, equivalent in value to the Company's common stock. Each RSU credited to the holder's RSU account (maintained by the Company) represents the right to receive a payout equal to the fair market value of the Company's common stock. The reasons the Company grants RSUs to Canadian taxpayers, and not restricted stock, are as follows:

•	Like restricted stock, the value of the RSU rises and falls with that of the Company's common stock, serving the objective of alignment with shareholder interests.

•
RSUs are typically structured so that payouts are made within three years following the end of the year in which the RSUs are granted, in order to avoid the salary deferral arrangements under Canadian income tax rules. If structured accordingly, the recipient will be taxable on the full amount of the payout received under the RSU in the year it is received (and not the year in which the RSU is granted).

Equity compensation for directors is established and paid as follows:

•
A director who either directly or indirectly (through a trust the beneficiaries of which is/are either the director or members of his or her immediate family) purchases up to $100,000 of stock of the Company on the open market or through the Company's employee stock purchase plan (the “ESPP”) shall receive a 3 to 1 matching grant of restricted stock (or RSUs, as applicable) based on the aggregate purchase price of shares he or she purchases during the 6 month period beginning on June 18, 2013 and ending on December 31, 2013 (the “Purchase Period”). The matching grant shall be made as soon as administratively possible after the end of the Purchase Period (the “Grant Date,” as defined and subject to the Plan). The number of shares or RSUs that shall be issued on the Grant Date shall be determined by dividing (A) the dollar amount of the Company matching contribution due based on purchases during the Purchase Period by (B) the closing share price of one share of Company common stock at close of market on the Effective Date (the “Closing Price”). For example, if a director purchases an aggregate $50,000 of stock (as determined by the purchase price of the stock on each purchase date) during the Purchase Period, the director will be entitled to a number of shares of restricted stock (or RSUs, as applicable) equal to $150,000 divided by the closing share price of a share of Company stock on the Effective Date. The matching grant will subject to all of the terms and conditions of the Plan and applicable grant agreements as well as the stock purchase obligation set out herein.

•	The restricted stock (or RSUs) will vest 20% on each anniversary of the Grant Date, provided that:

•	The director has maintained ownership of the up to $100,000 investment made to qualify for this incentive for at least one year following the close of the Purchase Period; and

•	the director's service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur; and

•	the director has, as of the date upon which vesting is scheduled to occur, not indicated that he or she will not be submitting his or her name for re-election as a director of the Company.

Newly Elected Directors

A newly elected director (i.e. a director elected after the Effective Date), shall be eligible for the “matching program” under the same terms and conditions in this policy, provided, however, that the Purchase Period shall begin on the date of his or her election to the Board, the Purchase Period will continue for six months, and the Effective Date shall be adjusted accordingly. For the purpose of determining the matching grant under these Guidelines, the Closing Price of the common stock shall be based on the price of one share of Company common stock at close of market on the day of the director's starting date with the Company.